Exhibit 99.3

1018, Tower B
500 Yunjin Road
Shanghai, 200232, China
Tel: 86 (21) 5407 5836
Fax: 86 (21) 3209 8500
www.frost.com

June 7, 2019

Wanda Sports Group Company Limited

9/F. Tower B, Wanda Plaza

93 Jianguo Road, Chaoyang District

100022, Beijing

People’s Republic of China

Re: Consent of Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

We hereby consent to (1) the use of and references to our name and the inclusion of information, data and statements from our research reports and amendments thereto, including, without limitation, the English version of the industry report titled “Independent Market Research for Global and China’s Sports Media and Events Market” and any subsequent amendments thereto, (i) in the prospectus included in the registration statement on Form F-1 of Wanda Sports Group Company Limited (the “Company”) and any amendments thereto (the “Registration Statement”), including, but not limited to, under the “Industry Overview” and “Business” sections; (ii) in any written correspondence with the SEC; (iii) in any other filings with the SEC by the Company, including filings on Form 20-F, Form 6-K and other SEC filings (collectively, the “SEC Filings”); (iv) in institutional and retail roadshows and other activities in connection with the Company’s initial public offering; and (v) in other materials in connection with the Company’s initial public offering; and (2) the filing of this consent as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings by the Company for the use of our data and information cited for the above-mentioned purposes.

Frost & Sullivan (Beijing) Inc., Shanghai Branch Co.

/s/ Yves Wang
Name:	Yves Wang
Title:	Managing Director China